Exhibit 3.3

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
Retail Opportunity Investments Partnership, LP

This Amended and Restated Agreement of Limited Partnership (this “Agreement”) of Retail Opportunity Investments Partnership, LP, dated as of December 1, 2012, is entered into by and between Retail Opportunity Investments GP, LLC, as general partner (the “General Partner”), and Retail Opportunity Investments Corp., as limited partner (the “Limited Partner”).

WHEREAS, the General Partner and the Limited Partner formed a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §§ 17-101 et seq.), as amended from time to time (the “Act”), on January 5, 2010 by the filing of a certificate of limited partnership in the Office of the Secretary of State of the State of Delaware and the execution and delivery of an Agreement of Limited Partnership dated January 5, 2010 (the “Original Agreement”);

WHEREAS, the General Partner and the Limited Partner wish to amend and restate the Original Agreement in order to reflect certain changes in the addresses and officers of the General Partner and the Limited Parter;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Name.  The name of the limited partnership formed hereby is Retail Opportunity Investments Partnership, LP (the “Partnership”).

2. Purpose.  The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office and Agent.  The address of the Partnership’s registered office in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

4. Partners.  The names and the business, residence or mailing addresses of the General Partner and the Limited Partner are as follows:

General Partner:
Retail Opportunity Investments GP, LLC
8905 Towne Centre Drive
Suite 108, San Diego, CA 92122

Limited Partner:
Retail Opportunity Investments Corp.
8905 Towne Centre Drive
Suite 108, San Diego, CA 92122

5. Powers.  The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware.

6. Dissolution.  The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner of the Partnership has occurred under the Act, (c) there are no limited partners of the Partnership, unless the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under section 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in Section 6(b) of this Agreement if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and the appointment, effective as of the date of the event of withdrawal, of one or more additional general partners of the Partnership.

7. Capital Contributions.  The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership:

General Partner:
Retail Opportunity Investments GP, LLC	$10.00

Limited Partner:
Retail Opportunity Investments Corp.	$990.00

8. Additional Contributions.  No partner of the Partnership is required to make any additional capital contribution to the Partnership.

9. Allocation of Profits and Losses.  The Partnership's profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

10. Distributions.  Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner.  Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.  Notwithstanding any other provision of this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be obligated to make a distribution to the extent that such distribution would violate the Act or other applicable law.

11. Assignments.

(a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

12. Withdrawal.  Except to the extent set forth in Section 11, no right is given to any partner of the Partnership to withdraw from the Partnership.

13. Admission of Additional or Substitute Partners.

(a) One or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) One or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

14. Liability of Limited Partner.  The Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent provided in the Act.

15. Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amended and Restated Agreement of Limited Partnership as of the first date above written.

GENERAL PARTNER:
RETAIL OPPORTUNITY INVESTMENTS GP, LLC

By:	/s/ Stuart A. Tanz
Name:	Stuart A. Tanz
Title:	President and Chief Executive Officer

LIMITED PARTNER: RETAIL OPPORTUNITY INVESTMENTS CORP.

By:	/s/ Stuart A. Tanz
Name:	Stuart A. Tanz
Title:	President and Chief Executive Officer